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                                                                     EXHIBIT 2.1


                      IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE NORTHERN DISTRICT OF TEXAS
                               FORT WORTH DIVISION


IN RE:                               (S)    Chapter 11
                                     (S)
KITTY HAWK, INC., et. al             (S)    Case no. 400-42069-BJH and
                                     (S)    Case nos. 400-42141 through
   Debtors                           (S)    Case no. 400-42149
                                     (S)
                                     (S)    Jointly Administered Under
                                     (S)    Case no. 400-42141-BJH


             ORDER CONFIRMING DEBTORS' FINAL PLAN OF REORGANIZATION

     On July 2, 23 and 24, 2002, came on for hearing the Debtors' Joint Plan of Reorganization Dated May 22, 2002 (together with any and all amendments, modifications and supplements thereto as of the date hereof, the "Final Plan") under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") filed by Kitty Hawk, Inc. ("KH Inc."), Kitty Hawk Aircargo, Inc. ("Aircargo"), Kitty Hawk Charters Inc., Kitty Hawk International, Inc., Kitty Hawk Cargo, Inc., Aircraft Leasing, Inc., American International Travel, Inc., Flight One Logistics, Inc., Longhorn Solutions, Inc. and OK Turbines, Inc. (together, the "Debtors")./1/ Upon request of the Debtors and after due deliberation, and on the basis of the record presented at the Confirmation Hearing, and on the basis of the Findings of Fact and Conclusions of Law entered on this date, and the Court's oral Findings of Fact and Conclusions of Law on the record at the Confirmation Hearing, which are incorporated herein by reference; it is

     ORDERED, ADJUDGED AND DECREED as follows:


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/1/ References herein to the Debtors shall be deemed to refer to the Debtors in the above-referenced bankruptcy cases, to the extent the context of such reference applies to a time period prior to the Effective Date, and shall be deemed to refer to the Reorganized Kitty Hawk, to the extent the context of such reference applies to a time period on or after the Effective Date.

ORDER CONFIRMING DEBTORS' FINAL PLAN OF REORGANIZATION                    Page 1

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     1.   The Final Plan attached hereto as Exhibit A is in all things confirmed.

     2. Upon entry of this Order, the Debtors are authorized (i) to effect certain corporate transactions (such as the merger transactions) contemplated by the Final Plan and (ii) to take all steps necessary and appropriate to implement the terms of the Final Plan, all on the Effective Date, without the need for further shareholder, director or other corporate approvals.

     3. The provisions of the confirmed Final Plan and this Order bind the Debtors and any Creditor or equity holder of the Debtors, whether or not the Claim or Interest of such Creditor or equity holder is impaired under the Final Plan and whether or not such Creditor or equity holder has accepted the Final Plan.

     4. Except as otherwise provided in the Final Plan and this Order, confirmation of the Final Plan vests all property of the Debtors' bankruptcy estates in Reorganized Kitty Hawk on the Effective Date.

     5. After confirmation of the Final Plan by this Order, all property vested in the Debtors pursuant to this Order shall be held by the Debtors free and clear of all Claims and Interests of present or future Creditors and equity holders, except as provided for by this Order and the terms and provisions of the Final Plan.

     6. On the Effective Date, and simultaneously with any release of the Bank Group's existing liens, the Debtors and Reorganized Kitty Hawk shall establish an escrow denominated as "the Class 1 Escrow Funds" by (a) depositing $6 million into a segregated, interest-bearing account at Wells Fargo with the interest accruing thereon to become part of the Class 1 Escrow Funds and (b) by the Indenture Trustee segregating $3 million of the proceeds it holds relating to non-Indenture collateral in a deposit account and granting a first priority security interest in the account (but not the interest earned on the original $3 million deposit) to secure the Allowed

ORDER CONFIRMING DEBTORS' FINAL PLAN OF REORGANIZATION                    Page 2

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Bank Group Claims. The Security Agreement governing the lien on the deposit account will provide that the exercise of the rights and remedies of the Bank Group with respect to its lien will be determined by order of the Court and the Indenture Trustee will not disburse funds from the account except upon order of the Court. To the extent that the Debtors make payments to the Agent for the benefit of the Bank Group between July 2, 2002 and the Effective Date, the $6 million that the Debtors are to contribute to the Class 1 Escrow Funds will be reduced by the amount of such payments./2/ The Agent is authorized to hold payments made by the Debtors before the Effective Date for the benefit of the Bank Group pending final determination of the Allowed Bank Group Claims, provided that the Debtors will receive credit against their obligations to the Bank Group (if any) for payments made by the Debtors before the Effective Date as if the Agent had immediately applied such payments upon the Agent's receipt of the payments.

     7. Upon establishing and funding the Class 1 Escrow Funds and the granting by the Indenture Trustee of a first priority lien in the $3 million deposit account and simultaneously with the release of the Bank Group's liens as provided in (b) and (c) below, (a) the Bank Group shall have a first priority lien in the Class 1 Escrow Funds, (b) the Bank Group's liens against the Debtors' other assets shall be released and discharged, and (c) the Agent for the Bank Group shall execute and deliver to Reorganized Kitty Hawk appropriate lien release documents to release the Bank Group's liens against Reorganized Kitty Hawk's other assets. The Agent for the Bank Group shall have an automatically perfected first lien security interest in the Class 1 Escrow Funds to secure payment of the Allowed Bank Group Claims and such lien shall be


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/2/ For example, if the Debtors pay $1.5 million to the Agent between July 24,
2002 and the Effective Date, the Debtors will only be required to contribute $4.5 million to the Class 1 Escrow Funds and the total Class 1 Escrow Funds will be $7.5 million.

ORDER CONFIRMING DEBTORS' FINAL PLAN OF REORGANIZATION                    Page 3

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enforceable by this Court. Additionally, the Indenture Trustee shall provide to the Agent not less than seven (7) business days before the Effective Date documentation sufficient under state law to evidence its security interest in the $3 million deposit account pledged by the Indenture Trustee.

     8. Upon this Court's determining the remaining balance, if any, owed to the Bank Group, that balance shall be satisfied from the Class 1 Escrow Funds by first disbursing funds on deposit with Wells Fargo with the remaining balance, if any, being disbursed from the Class 1 Escrow Funds held by the Indenture Trustee and pledged to the Bank Group (in an amount not to exceed $3 million). In the event that the Court concludes in a subsequent order entered in conjunction with another hearing that all or a portion of the Class 1 Escrow Funds should be released from the escrow, any released funds on deposit at Wells Fargo shall be disbursed to Reorganized Kitty Hawk and any remaining Class 1 Escrow Funds on deposit with the Indenture Trustee shall be disbursed to the Indenture Trustee for the benefit of the holders of Allowed Class 2 Claims as provided for in the Final Plan. To the extent that any funds held by the Indenture Trustee relating to the non-Indenture collateral are used to satisfy the Allowed Bank Group Claims, Reorganized Kitty Hawk shall deliver a promissory note to the Indenture Trustee in an original principal amount equal to the funds the Indenture Trustee disburses to the Bank Group. The promissory note shall provide for monthly payments of interest only. The interest rate shall be the Prime Rate reported in the Wall Street Journal for the day before the note is executed (and if two rates are reported, the lower of the two) plus 200 basis points (2%). The note shall have a one year term and all principal and any unpaid interest will be due on the one-year anniversary of the date of the note.

ORDER CONFIRMING DEBTORS' FINAL PLAN OF REORGANIZATION                    Page 4

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     9.   To the extent that the Court may order disgorgement of funds received by the Agent for the benefit of the Bank Group upon a determination that the Debtors have paid to the Bank Group more than the amount of the Allowed Bank Group Claims, nothing in this Order precludes the Court from ordering disgorgement or requiring the Agent to apply payments previously received from the Debtors differently than previously applied by the Agent.

     10. Nothing in this Order prejudices the right of any party to request or to object to disbursement of the Class 1 Escrow Funds.

     11. The Agent's Objections to Confirmation are hereby overruled and denied except that the Agent's objection to the exclusion of the Bank Group from the exculpation provided in Section 10.3 of the Plan is sustained. The Debtors agreed to amend the Plan to include the Bank Group in Section 10.3.

     12. The July 3 Agreement/3/ is hereby approved and Reorganized Kitty Hawk is authorized to take all steps necessary and appropriate to effect the transactions and execute the documents contemplated therein without the need for further shareholder, director or other corporate approvals.

     13. Effective immediately, all prepetition executory contracts and unexpired leases to which the Debtors are a party, except for any executory contract or unexpired lease that (a) is listed in the Plan Supplement, (b) has previously been assumed or rejected pursuant to a Final Order, or (c) is the subject of a pending motion for authority to assume the contract or lease Filed by the Debtors prior to the entry of this Order, are hereby rejected./4/


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/3/ As defined in the Findings of Fact and Conclusions of Law entered concurrently herewith.
/4/ If the pending Motion(s) are granted, allowing the assumption of specific unexpired leases or executory contracts, they may be assumed pursuant to such Order(s). If the Motion(s) are denied, such unexpired leases and executory contracts shall be rejected upon the entry of the Order(s) denying the Motion(s).

ORDER CONFIRMING DEBTORS' FINAL PLAN OF REORGANIZATION                    Page 5

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     14.  On the Effective Date, all prepetition executory contracts, unexpired leases, and/or other agreements that are listed in the Plan Supplement are hereby assumed.

     15. Any Claim for damages arising from the rejection under the Final Plan of an executory contract or unexpired lease (which Claim has not otherwise been released or nullified pursuant to the Final Plan) must be Filed within (30) days after the mailing of Notice of Confirmation, or such Claim will be forever barred and unenforceable against the Debtors, the Estates, Reorganized Kitty Hawk or any of their affiliates and their properties, and such Claim holder shall be barred from receiving any distribution under the Final Plan.

     16. The Plan Supplement sets forth the Debtors' analysis of the amount of money necessary to cure any defaults with respect to executory contracts or unexpired leases being assumed under the Plan (with respect to any executory contract or unexpired lease, the "Cure Payment"). Unless a party to an executory contract or unexpired lease objects to the amount of the Cure Payment set forth in the Plan Supplement within thirty (30) days after Notice of Confirmation is served, the Debtors shall not be required to pay any amounts in excess of the Cure Payment to assume an executory contract or unexpired lease identified therein. The Cure Payment for any executory contract or unexpired lease that is not designated in the Plan Supplement or in a stipulation filed with the Court but is the subject of a pending motion to assume shall be determined in connection with the hearing on assumption of such executory contract or unexpired lease.

     17. Except as otherwise provided in the Final Plan or the specific provisions of this Order, the consummation of the Final Plan on the Effective Date shall:

ORDER CONFIRMING DEBTORS' FINAL PLAN OF REORGANIZATION                    Page 6

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     a.   void any judgment (of a court other than this Court) at any time obtained, to the extent that such judgment is a determination of the personal liability of the Debtors with respect to any debt or Claim discharged hereby;

     b. operate as a permanent injunction against the commencement or continuation of an action, the employment of process, or an act, to collect, recover, or offset any such debt or Claim discharged hereby as a personal liability of the Debtors;

     c. operate as a release and discharge of the Debtors of all debts and Claims;

     d. operate as a permanent injunction against third parties and in favor of the Debtors, Reorganized Kitty Hawk, the Bank Group, the Creditors' Committee, the Indenture Trustee, and the Unofficial Noteholders Committee and the representatives of each (including members and professional persons employed by any of them) (the "Exculpated Persons" as defined in the Final Plan) prohibiting the commencement or continuation of any action or proceeding at law or in equity based in whole or in part on any of the types of possible claims, causes of actions or theories addressed in Section 10.3 of the Final Plan providing that such Exculpated Persons had no liability for certain types of actions; provided however that nothing in Section 10.3 of the Final Plan or this Order shall preclude the Reorganized Kitty Hawk (or the Indenture Trustee or the Unofficial Noteholders' Committee on behalf of the Reorganized Kitty Hawk) from recovering from the Bank Group the amount of any overpayment made by the Debtors to or for the benefit of the Bank Group;

     e. operate as a permanent injunction from and after the Confirmation Date, against all Persons or entities who have held, hold, or may hold Claims against or Equity Interests in the Debtors from taking any of the following actions against the Estates, the Reorganized Debtors, the Creditors' Committee, the Indenture Trustee, and the Unofficial Noteholders' Committee or

ORDER CONFIRMING DEBTORS' FINAL PLAN OF REORGANIZATION                    Page 7

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any of their property on account of any such Claims or Equity Interests: (i)
commencing or continuing, in any manner or in any place, any action or other proceeding; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order (other than in the Bankruptcy Court); (iii) creating, perfecting or enforcing any lien or encumbrance; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtor other than through a proof of claim or adversary proceeding; and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Final Plan; provided that the Bank Group shall retain a claim against the Debtor and Reorganized Kitty Hawk to the extent that the Allowed Bank Group Claims are not satisfied out of the Class 1 Escrow Funds.

     18. Provided that the conditions set forth in the Final Plan are satisfied or waived, Reorganized Kitty Hawk may consummate the Final Plan.

     19. The Debtors and Reorganized Kitty Hawk are authorized to take such actions as may be reasonable, appropriate or necessary to implement the Settlements.

     20. The undertakings and obligations of Reorganized Kitty Hawk pursuant to the Final Plan, including, without limitation, their undertakings and/or obligations to make distributions to the Senior Noteholders, to the holders of Allowed Claims, or to any other party, shall be exempt, pursuant to 11 U.S.C.
(S) 1145, from Section 5 of the Securities Act of 1933 and from any and all federal, state, or local laws requiring the registration of securities.

     21. Pursuant to 11 U.S.C. (S) 1146(c), the issuance and transfer of the assets and the obligations of Reorganized Kitty Hawk to make distributions to Debtors' creditors shall not be taxed under any law imposing a stamp tax or similar tax.

ORDER CONFIRMING DEBTORS' FINAL PLAN OF REORGANIZATION                    Page 8

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     22.  The continued existence of the Creditors' Committee after the
Effective Date for the limited purpose of monitoring the Reorganized Debtor's prosecution and resolution of claim objections pursuant to Section 8.20 is approved. The Creditors Committee will be dissolved on the first anniversary of the Effective Date and all obligations and responsibilities of the members and professionals for the Creditors Committee shall terminate on that date. Fees for counsel to the Creditors Committee during the period after the Effective Date shall be limited to $200,000. The Creditors Committee's professionals will be limited to attorneys after the Effective Date.

     23. The bar dates for requests for payment of Administrative Claims against the Debtors (including requests for reimbursement of fees and expenses) provided in Section 3.1(c) of the Final Plan are enforceable and requests for the payment of Administrative Claims filed after such bar dates shall be forever barred from asserting such Claims against the Debtors, or Reorganized Kitty Hawk, or any of their affiliates or any of their respective property. The Notice of Confirmation shall inform creditors and parties in interest of the various bar dates provided in the Final Plan and shall further inform creditors and parties in interest that the Debtors anticipate that the Effective Date will be August 31, 2002.

     24. The Debtors and the United States of America have agreed that issues raised by U.S. Government claims do not affect feasibility of the Final Plan, that resolving certain issues could, nevertheless, be time-consuming, and that these issues should be deferred in the interest of efficient administration of the estate. Accordingly, this Order shall not affect the amount or nature of any U.S. Government claim, any surety bond or security for such claim, any right of setoff of the United States under 11 U.S.C. (S) 553, any right of recoupment, or any counterclaim, defense, or objection to any claim or right asserted by the United States. This Order shall not affect the interests of the United States in any federal contract assumed by the Debtors or the

ORDER CONFIRMING DEBTORS' FINAL PLAN OF REORGANIZATION                    Page 9

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regulatory authority of the United States over any federal license, permit, or similar interest of the Debtors. Notwithstanding any other provision of this Order, any administrative claim of the United States, except for ordinary course liabilities and tax claims, must be filed no later than 180 days after the Effective Date unless the Court extends the bar date for good cause shown.

     25. Notwithstanding any other language herein or in the Final Plan to the contrary, any claim of the United States of America that may ultimately be Allowed in this Reorganization Case shall bear interest at the federal statutory rate, between the Confirmation Date and the date that any such claim is paid, in accordance with the terms of the Final Plan.

     26. Nothing in the Final Plan or this Order shall affect the refund procedures of the State of Texas or the Texas Comptroller's setoff procedures.

     27. Nothing in the Final Plan or this Order shall limit or prohibit the IRS from assessing and collecting the 100% penalty against "other responsible parties" as allowed to the IRS under 26 U.S.C. (S) 6672 or prohibit or limit the Texas Comptroller from pursuing responsible parties under applicable state tax laws.

     28. All fees chargeable pursuant to 28 U.S.C. (S) 1930 shall be timely paid.

     29. Reorganized Kitty Hawk shall apply for entry of a Final Decree in this Reorganization Case on or before the expiration of six (6) months from the date of entry of this Order, unless the entry of a Final Decree would be inappropriate, in which case Reorganized Kitty Hawk shall file a Report of Status of Consummation of Confirmation on or before such date, detailing why entry of a Final Decree is not appropriate.

     30. The Court shall retain full jurisdiction of these Chapter 11 cases until entry of a Final Decree, at which time the Court shall retain jurisdiction over these Chapter 11 cases pursuant to the provisions of the Final Plan.

ORDER CONFIRMING DEBTORS' FINAL PLAN OF REORGANIZATION                   Page 10

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     31.  Reorganized Kitty Hawk shall, within five (5) business days after the
Effective Date, issue a Notice of Effective Date, to be served on all Creditors and Interest holders and posted at www.haynesboone.com/kittyhawk.

     32. The Indenture Trustee shall, if it has not already done so, certify to the Debtors, a list of the registered holders of the Senior Notes designating the name, address, taxpayer identification number (if known), certificate number, and the amount of unpaid principal and accrued interest owed to each holder on their respective Senior Notes. Notwithstanding the existence of proofs of claim that may have been filed in this Reorganization Case by alleged holders of Senior Notes, or information in the Debtors' Schedules of Liabilities listing record holders of Senior Notes on the Petition Date, the Indenture Trustee shall distribute the Reorganized Kitty Hawk Common Stock or other property to be distributed pursuant to the Final Plan (but not the Class 1 Escrow Funds unless and until authorized by Court order) to the record holders of Senior Notes as of the Ballot Record Date, unless, prior to the distribution date, the holder or transferee of any such Claim furnishes the Indenture Trustee, or its agent, with sufficient evidence (in the Indenture Trustee's or its agent's sole and absolute discretion) of the transfer of such Claim, in which event the Indenture Trustee shall distribute, or cause to be distributed, all the applicable pro rata distribution of Reorganized Kitty Hawk Common Stock or such other property to the transferee of such Claim as of the distribution date, pursuant to Bankruptcy Rule 3021. The Debtors are authorized to give notice to all banks, brokers, depositories, trustees, and other similar financial intermediaries and "street name" holders of the record date for distributions to creditors and equity holders.

ORDER CONFIRMING DEBTORS' FINAL PLAN OF REORGANIZATION                   Page 11

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     33.  Reorganized Kitty Hawk shall pay all reasonable fees and expenses of the Indenture Trustee in accordance with Section 6.2 of the Final Plan and with respect to establishing the Class 1 Escrow Funds without further order of the Court.

     34. Pursuant to Sections 1123(a) and 1142(a) of the Bankruptcy Code, the provisions of this Order, the Final Plan, and all related documents, and all other agreements and documents executed and delivered pursuant to the Final Plan shall apply and be enforceable notwithstanding any otherwise applicable non-bankruptcy law.

     35. The Settlements (as defined in the Findings of Fact) and the settlement of the post-petition claims of Pegasus are approved. On the Effective Date, all objections to the allowance of the Noteholders' Adequate Protection Claim are rendered moot.

     36. On the Effective Date, Reorganized Kitty Hawk shall be deemed to have released the Indenture Trustee and the holders of the Senior Notes from all claims and causes of action based in whole or in part on an allegation that any of the Debtors' obligations on the Senior Notes, including any guaranty liabilities, are avoidable or unenforceable, all as more fully provided in
Section 8.13 of the Final Plan.

     37. On the Effective Date, the Reorganized Kitty Hawk shall be deemed to have released all claims against creditors arising under Sections 544 through 551 of the Bankruptcy Code in accordance with Section 8.15 of the Final Plan. The current pending adversary proceedings seeking to enforce Chapter 5 causes of action against creditors will be dismissed promptly after the Effective Date.

     38. Reorganized Kitty Hawk shall have the right, to the full extent permitted by Section 1142 of the Bankruptcy Code, to apply to this Court for an order, notwithstanding any otherwise applicable non-bankruptcy law, directing any appropriate entity to execute and deliver

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an instrument or perform any other act necessary to implement the Final Plan or the provisions of this Order.

     39. The distribution of the Reorganized Kitty Hawk Common Stock and other consideration to holders of Allowed Claims pursuant to the Final Plan and the Amended Certificate of Incorporation shall be exempt from any and all federal, state and local laws requiring the registration of such securities pursuant to
Section 1145(a)(1) of the Bankruptcy Code. Reorganized Kitty Hawk is a successor to the Debtors whose common stock will be issued to holders of Claims against the Debtors in exchange for such Claims.

     40. Reorganized Kitty Hawk's Articles of Incorporation shall be amended to include the following language to comply with applicable non-bankruptcy law restrictions regarding foreign ownership of "U.S. registered" aircraft.

          Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation to the contrary, except as otherwise required by law not more than 22 1/2% of the aggregate number of votes that are entitled to be cast in connection with any vote on, or consent to, any matter shall be voted, or have consents executed with respect thereto, by or at the direction of persons (including corporations, partnerships or other entities) that are not "citizens of the United States" within the meaning of Section 40102(a)(15), Title 49, United States Code, as now in effect or as it may hereafter from time to time be amended (hereinafter referred to as "U.S. Citizens"); accordingly, if with respect to any matter, the total number of votes represented by Non-Citizen Shares (as hereinafter defined) voting on or consenting to such matter would, but for this sentence, exceed 22 1/2% of the total number of votes voting on or consenting to such matter, then the total number of votes represented by the Non-Citizen Shares (the "Non-Citizen Votes") voting on or consenting to such matter shall be limited to an aggregate of 22 1/2% of the total number of votes (including the Non-Citizen Votes) voting on or consenting to such matter, and any limitation on the voting rights of the Non-Citizen Shares arising by reason of this sentence shall be applied to all shares of capital stock that are Non-Citizen Shares. The limitation on the voting power of each of the Non-Citizen Shares that is a share of Common Stock shall be applied in the same proportion to

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          the limitation on the voting power of each other
          Non-Citizen Share that is a share of Common Stock. The limitation on the voting power of each of the Non-Citizen Shares that is a share of Preferred Stock shall be applied in the same proportion to the limitation on the voting power of each other Non-Citizen Share that is a share of Preferred Stock. For the purposes of this paragraph, the phrase "Non-Citizen Shares" shall mean shares of capital stock of the Corporation the holder of which has, with respect to any particular matter, a right to vote on, or consent to, such matter and that may be voted, or have consents executed with respect thereto, by or at the direction of any holder who is not a U.S. Citizen. The Board of Directors may, at its discretion, provide for the establishment of a separate stock record to be maintained by or on behalf of the Corporation for the registration of ownership of capital stock that is owned by or for the account of holders who are not U.S. Citizens, and may adopt such bylaws, rules and regulations as it shall deem necessary or appropriate to carry out and enforce the foregoing provisions.

     41. The Reorganized Kitty Hawk's inclusion of the preceding paragraph in its Articles of Incorporation shall not be a violation of the prohibition against a debtor's issuance of non-voting shares included in 11 U.S.C. (S) 1123(a)(6).

     Signed: August 5, 2002.




                              /s/ Barbara J. Houser
                              ------------------------------
                              HONORABLE BARBARA HOUSER
                              UNITED STATES BANKRUPTCY JUDGE

ORDER CONFIRMING DEBTORS' FINAL PLAN OF REORGANIZATION                   Page 14